Free translation from Portuguese

Exhibit Number: 4.11

BNDES

FINANCING AGREEMENT THROUGH CREDIT FACILITY No. 08.2.1122.1, BY AND BETWEEN THE NATIONAL BANK OF ECONOMIC AND SOCIAL DEVELOPMENT – BNDES, VOTORANTIM CELULOSE E PAPEL S/A, AND INTERVENING PARTIES, AS FOLLOWS:

THE NATIONAL BANK OF ECONOMIC AND SOCIAL DEVELOPMENT – BNDES, hereinafter referred to as BNDES, a federal public entity, with its principal place of business in Brasília, Federal District, and offices in this City, at Avenida República do Chile, 100, registered with the National Corporate Taxpayers Register under CNPJ No. 33.657.248/0001-89, by its undersigned representatives;

and

VOTORANTIM CELULOSE E PAPEL S/A, hereinafter referred to as BENEFICIARY, a corporation with its principal place of business in the City of São Paulo, State of São Paulo, at Alameda Santos, 1.357, 6th floor, registered with the National Corporate Taxpayers Register under CNPJ No. 60.643.228/0001-21, by its undersigned representatives; and also as INTERVENING PARTIES, VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA., a business limited company with its principal place of business in Horto Barra do Moelo, rural zone, State of Mato Grosso do Sul, at Rodovia MS 395, km 20, registered with the National Corporate Taxpayers Register under CNPJ No. 36.785.418/0001-07, and also HEJOASSU ADMINISTRAÇÃO S/A, a corporation with its principal place of business in the City of São Paulo, State of São Paulo, at Praça Ramos de Azevedo, 254, 7th floor, National Corporate Taxpayers Register under CNPJ No. 61.194.148/0001-07, by its undersigned representatives, do hereby agree on the following clauses:

ONE

NATURE, AMOUNT AND SUBJECT-MATTER OF THE AGREEMENT

BNDES hereby grants to the BENEFICIARY a credit in the amount of one hundred and sixty million Reais (R$160,000,000.00), divided into two (2) sub-credits, in the following amounts:

1 – Sub-credit "A": eighty-four million Reais (R$84,000,000.00) to the account of ordinary funds, composed, among others, of the funds of the Workers Support Fund – FAT, the funds originating from FAT – Special Deposits and from the PIS/PASEP Participation Fund, with due regard, as to allocation, for the law applicable to each one of said sources and the provisions of the Sole Paragraph of Section Two;

2 – Sub-credit "A": seventy-six million Reais (R$76,000,000.00) to the account of ordinary funds, composed, among others, of the funds of the Workers Support Fund – FAT, the funds originating from FAT – Special Deposits and from the PIS/PASEP Participation Fund, with due regard, as to allocation, for the law applicable to each one of said sources and the provisions of the Sole Paragraph of Section Two.

SOLE PARAGRAPH

The credit now granted is intended for advancement of funds within the scope of the Bridge Loan Product, for implementation by the INTERVENING PARTY VCP – MS CELULOSE SUL MATOGROSSENSE LTDA. of a production line of bleached cellulose from eucalyptus in the Três Lagoas region – State of Mato Grosso do Sul, with a nominal capacity of 1,300,000 tons/year.

TWO

AVAILABILITY OF THE CREDIT

The credit shall be made available to the BENEFICIARY in installments, after compliance with the conditions precedent of use mentioned in Section Ten, by virtue of the need to carry out the financed project, with due regard for the financial program of the BNDES, which is conditioned upon the definition of funds for application thereof by the National Monetary Council.

SOLE PARAGRAPH

The funds in this transaction shall be made available to the BENEFICIARY through credit in a non-transaction current account opened on its behalf at the BNDES, in which the debits determined by the law and those contractually authorized by the BENEFICIARY shall be made upon release, the remaining total balance of which shall be promptly transferred to current account No. 7.700.313-3, held by the BENEFICIARY at Banco Real S/A (No. 0356), Corporate Paulista branch (No. 0689).

THREE

INTEREST ON SUB-CREDITS “A” AND “B”

The principal of the BENEFICIARY’s debt shall accrue interest of sixteen point fifty-three percent (16.53%) per year (as remuneration) to Sub-credit “A”, and sixteen point three percent (16.3%) per year (as remuneration) to Sub-credit “B”, on the respective outstanding balances on the payment dates mentioned in the Sole Paragraph of this Section, and also considering, in the daily calculation of interest, the number of days elapsed from the date of each financial event to the dates of payment mentioned above.

SOLE PARAGRAPH

The amount of interest ascertained pursuant to this Section shall be due on the fifteenth (15) day of the months of April and July, 2009, and on August 15, 2009, inclusive, together with the lump sum repayment of the principal and on the maturity or settlement date of this Agreement, with due regard for the provisions of Section Sixteen.

FOUR

CHARGES FOR RESERVATION OF CREDIT

The BENEFICIARY shall pay to the BNDES the Charge for Reservation of Credit of zero point one percent (0.1%), due on a thirty (30)-day period or fraction thereof, on:

I – the unused balance of each installment of the credit, as from the date following its availability to the date of use, on which occasion the payment shall be due; and

II – the unused balance of the credit, as from the date following its availability to the date of cancellation, made at the request of the BENEFICIARY or by initiative of the BNDES, and which payment shall be due on the date of the request or decision of the BNDES, as the case may be.

SOLE PARAGRAPH

The charge mentioned in items I and II above shall be due in the event of establishment of a plan for availability of funds.

FIVE

PROCESSING AND COLLECTION OF THE DEBT

The collection of the principal and charges shall be made by means of a Notice of Collection issued in advance by the BNDES, for the BENEFICIARY to settle such obligations on the respective dates of maturity.

SOLE PARAGRAPH

Failure to receive the Notice of Collection shall not exempt the BENEFICIARY of the obligation to pay the principal and charges installments on the dates established herein.

SIX

REPAYMENT

The principal of the debt arising out of this Agreement shall be paid to the BNDES in a lump sum, on August 15, 2009, with due regard for the provisions in Section Sixteen, the BENEFICIARY agreeing to comply, in such lump sum payment, with all obligations arising out of this Agreement.

SEVEN

SPECIAL OBLIGATIONS OF THE BENEFICIARY

The BENEFICIARY shall:
I – comply, as applicable, until the final settlement of the debt hereunder, with the “PROVISIONS APPLICABLE TO BNDES CONTRACTS”, approved by Resolution No. 665, of December 10, 1987, partially amended by Resolution No. 775, of December 16, 1991, by Resolution No. 863, of March 11, 1996, by Resolution No. 878, of September 4, 1996, by Resolution No. 894, of March 6, 1997, by Resolution No. 927, of April 1, 1998, and by Resolution No. 976, of September 24, 2001, and Resolution No. 1.571/2008, of March 04, 2008, all of which of the Executive Board of the BNDES, published in the Federal Official Gazette (Section I), of December 29, 1987, December 27, 1991, April 8, 1996, September 24, 1996, March 19, 1997, April 15, 1998, October 31, 2001 and March 25, 2008, respectively, a copy of which is hereby delivered to the BENEFICIARY, which, after learning about all the contents of the same, declares to accept it as an integral and inseparable part hereof, for all the purposes and legal effects;
II - use the total credit within twenty-six (26) months, as from the date of execution hereof, without prejudice to the authority of the BNDES, before or after the final expiration of this period, protected by the collaterals established herein, to extend the said period, by means of an express authorization, by mail, irrespective of another formality or registration;

III - in the event of, by reason of the project under the Sole Paragraph of Section One, dismissal of employees of the BENEFICIARY during the term hereof, offering a training program aimed at opportunities of work in the region and/or program for placing the workers in other companies, after submitting to the BNDES, for examination, a document that specifies and attests to the conclusion of the negotiations with the competent representations of the workers involved in the process of dismissal.
IV - adopt, during the term hereof, measures and actions intended to avoid or correct damages to the environment, occupational safety and medicine, which may be caused by the project mentioned in the Sole Paragraph of Section One;
V - maintain in a regular situation its obligations toward the environmental authorities, during the term hereof;
VI - observe, during the term hereof, the provisions of the laws applicable to disabled persons;
VII – inform to the BNDES, on the date of the event, the name and the Individual Taxpayers Register of the Ministry of Finance – CPF/MF of the person who, exercising a paid office or being a owner, controlling member or officer, has been qualified as a Federal Congressperson or Senator;
VIII – transfer to the INTERVENING PARTY VCP – MS CELULOSE SUL-MATOGROSSENSE LTDA. the totality of the funds mentioned in Section One, with due regard for the provisions of the Sole Paragraph of Section Two, and on the same conditions established in the other Sections hereof, such funds being intended for the purpose described in the Sole Paragraph of Section One;
IX – maintain, during the effectiveness of this Agreement, the following financial-economic indexes annually ascertained in a balance sheet audited by external auditors registered with the Brazilian Securities Commission – CVM, as specified in the items below:
a)
As regards the indebtedness during the period mentioned in item IX of this Section, the formula DBL/EBTDA formula < three (3.00) shall apply, where DBL means the Net Bank Debt and EBITDA means the Operating Income before interest, income tax, depreciation and amortization;

b)
As regards the structure of the debt during the period mentioned in item IX of this Section, the Gross Debt / (Gross Debt + PL) < zero point seventy (0.70) formula shall apply, where Gross Debt corresponds to the result of the sum of Current Liabilities and Long-Term Liability, and PL corresponds to Net Equity;

X – submit to the BNDES, by June 30, 2009, for purposes of evidence of compliance with the obligation established in item IX hereof, a balance sheet audited by a company registered with the Brazilian Securities Commission;
XI – in case the levels established in item IX of this Section are not met, create within a term of sixty (60) days as from the date of the communication, in writing, from the BNDES, collateral guarantees pursuant to the provisions or article 27 of the mentioned “Provisions Applicable to BNDES Contracts”, unless within such term the levels mentioned above are restored.

EIGHT
OBLIGATIONS OF THE INTERVENING PARTY

The intervening party VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA, identified in the preamble to this Agreement, agrees to:
I – apply the funds transferred by the BENEFICIARY pursuant to item VIII of Section Seven exclusively in the implementation of the production line of bleached cellulose from eucalyptus in the Três Lagoas region – State of Mato Grosso do Sul, with a nominal capacity of 1,300,000 tons/year, which project is mentioned in the Sole Paragraph of Section One;
II – comply, as applicable, with the PROVISIONS mentioned in item I of Section Seven, especially article 34, the specific application of which it expressly declares to be aware and in agreement;
III – submit to the BNDES, within one hundred and eighty (180) days as from release of the last installment of the credit, the Operation License, officially published, of the project set forth in the Sole Paragraph of Section One, issued by the proper agency integrating the National Environment System – SISNAMA, or supplementarily by the Brazilian Institute of Environment and Renewable Natural Resources – IBAMA;
IV - in the event of, by reason of the project under the Sole Paragraph of Section One, dismissal of employees of the INTERVENING PARTY VCP – MS CELULOSE SUL MATOGROSSENSE LTDA. during the term hereof, offering a training program aimed at opportunities of work in the region and/or outplacement program for the workers in other companies, after submitting to the BNDES, for examination, a document that specifies and attests the conclusion of the negotiations with the competent representations of the workers involved in the dismissal process;

V - adopt, during the term hereof, measures and actions intended to avoid or correct damages to the environment, occupational safety and medicine, which may be caused by the project mentioned in the Sole Paragraph of Section One;
VI - maintain in good standing its obligations with the environmental authorities, during the term of effectiveness hereof;
VII – communicate to the BNDES, on the date of the event, the name and the Individual Taxpayers Register of the Ministry of Finance – CPF/MF of the person who, exercising a paid office or being an owner, controlling member or officer, has been qualified as a member of the House of Representatives or Senator.

NINE
RECIPROCAL POWER OF ATTORNEY

The BENEFICIARY, the INTERVENING PARTY VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA. and the INTERVENING PARTY HEJOASSU ADMINISTRAÇÃO S/A, hereby and irrevocably and irreversibly name each other mutual and reciprocal attorneys-in-fact until final settlement of the debt now undertaken, with powers to receive service of process, notices and summons, and further with powers of the ad judicia clause for the courts in general, which powers may be delegated to an attorney, all regarding any legal or extrajudicial proceedings filed against them by the BNDES by virtue of this Agreement, with powers to perform all acts necessary for the good and faithful compliance with such power of attorney.

TEN
CONDITIONS TO USE THE CREDIT

The utilization of the credit, and performance, as the case may be, of the conditions set forth in Articles 5 and 6 of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS” mentioned above, and of those set forth in the “RULES AND INSTRUCTIONS FOR MONITORING”, mentioned in Article 2 of the same “PROVISIONS”, is subject to compliance, by the BENEFICIARY and the INTERVENING PARTY VCP - MS CELULOSE SUL MATO-GROSSENSE LTDA., as mentioned below, with the following items:
I - to use the first installment of the credit:
a) opening, by the BENEFICIARY, of a current account at BNDES;

b) submission, by the BENEFICIARY, of a Letter of Guarantee issued by a financial institution approved by the BNDES pursuant to and in accordance with the provisions of Paragraph One of Section Eleven hereof;
II - to use each installment of the credit:
a) inexistence on the part of the BENEFICIARY or the INTERVENING PARTY VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA. of an economic-financial fact that, at the discretion of BNDES, may jeopardize the performance of the undertaking now financed, so as to change it or prevent its performance, as set forth in the project approved by the BNDES;
b) submission, by the BENEFICIARY and the INTERVENING PARTY VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA., of the Tax Clearance Certificate – CND, issued by the Brazilian Federal Revenue Office , on the Internet, to be obtained by the BENEFICIARY at www.previdenciasocial.gov.br or www.receita.fazenda.gov.br and verified by the BNDES in such sites;
c) proof of the good standing before environmental authorities, or when such proof has already been submitted and is in force, declaration of the INTERVENING PARTY VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA. about the continuation of the validity of such document;
d) submission, preferably by electronic file, of a list with data identifying the assets corresponding to the installment of the credit to be used, detailing the equipment, the manufacturer, the amount and other information as requested by the BNDES, in order to prove that the machines and equipment purchased with funds arising out hereof are accredited at the BNDES.

ELEVEN
GUARANTEE

HEJOASSU ADMINISTRAÇÃO S/A, identified in the preamble, accepts this Agreement as guarantor and principal payer, expressly waiving the benefits of articles 366, 827 and 838 of the Brazilian Civil Code, being jointly and severally liable until final settlement of this Agreement for the faithful and exact compliance with all obligations herein undertaken by the BENEFICIARY, such liability being limited to fifty-two point five percent (52.5%) of the debt.

PARAGRAPH ONE

In addition to the guarantee established in the main provision of this Section, a guarantee shall be granted by a financial institution which, at the BNDES discretion, is in an economic-financial situation of visible solvency, through a Letter of Guarantee to be executed according to the form given by the BNDES, and the guarantor agrees to be bound as joint and several debtor and principal payer of the obligations arising out hereof, until final settlement, with express waiver of the benefits of articles 366, 827 and 838 of the Civil Code, and any change in the term or amount of the guarantee shall depend always on the prior consent of such guarantor, which liability shall be limited to forty-seven point five percent (47.5%) of the debt.

PARAGRAPH TWO

Any change in the limits of the guarantees provided for in the main provision and in Paragraph One of this Section shall be evidenced in an amendment entered into between all the parties.

TWELVE
DEFAULT

In the event of default of the obligations assumed by the BENEFICIARY and by the INTERVENING PARTY VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA. and HEJOASSU ADMINISTRAÇÃO S/A, Articles 40 to 47-A of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS” shall apply, as mentioned by Section Seven, Item I.

THIRTEEN
FINE FOR FILING

In the event of judicial collection of the debt arising out of this Agreement, the BENEFICIARY shall pay a fine of ten percent (10%) on the principal and charges of the debt, in addition to extrajudicial, judicial expenses and fees of counsel, due as from the date of filing of a collection action.

FOURTEEN
ACCELERATED SETTLEMENT OF THE DEBT

In the event of accelerated settlement of the debt, the collateral shall be released, and the other obligations shall conform to Article 18, Paragraph Two, of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS” mentioned in Section Seven, Item I.

FIFTEEN
ACCELERATED MATURITY

The BNDES may declare the accelerated maturity hereof, with the enforceability of the debt and immediate suspension of any disbursement, if, in addition to the events set forth in Articles 39 and 40 of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS”, mentioned in Section Seven, Item I, BNDES proves:
a) the dismissal of employees of the BENEFICIARY or the INTERVENING PARTY VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA. in breach of the provisions, respectively, of Item III of Section Seven and item IV of Section Eight;
b) existence of a final judgment regarding performance of acts by the Beneficiary or the INTERVENING PARTY VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA. implying violation of the legislation applicable to race or sex discrimination, child work and slavery;
c) the inclusion, in a corporate agreement, by-laws or articles of association of the BENEFICIARY, or of the companies that control it, of a provision that requires a special quorum for the resolution or approval of matters that limit or restrict the control of any of these companies by the respective controlling persons, or also the inclusion in those documents of provisions implying:
i)     restrictions on the capacity of growth of the BENEFICIARY or on its technological development;
ii) restrictions on the access of the BENEFICIARY to new markets; or,
iii) restrictions or harm to the capacity of payment of the financial obligations arising out of this transaction;
d) non-compliance with the obligation set forth in item XI of Section Seven.

PARAGRAPH ONE

In the event of use of the funds granted hereby for a purpose other than that set forth in the Sole Paragraph of Section One, the BNDES, without prejudice to the main provision hereof, shall communicate the fact to the Federal Public Prosecutors Office, for the purposes of Law No. 7.492, of June 16, 1986.

PARAGRAPH TWO

This Agreement shall also be accelerated, with the consequent collection of the debt and prompt suspension of any disbursement, on the date of qualification as a member of the House of Representatives or Senator of a person exercising a paid office in the BENEFICIARY or the INTERVENING PARTY VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA. or whose owners, controlling persons or officers include persons subject to the prohibitions established by the Federal Constitution, article 54, items I and II. There shall be no collection of default charges, provided that the payment is made within five (5) business days as from the date of qualification, under penalty of failing to do so, the charges provided for in the cases of advanced maturity due to default becoming due.

SIXTEEN
MATURITY ON HOLIDAYS

Every maturity of an installment of repayment of the principal and charges that occurs on a Saturday, Sunday or national holiday, whether state, district or municipal, including bank holidays, shall be, for all purposes hereof, postponed until the first subsequent business day, and the charges shall be computed until this date, the next regular period of assessment and computation of the charges hereof shall also start on this date.

SOLE PARAGRAPH

For effects of the main provision of this Section, except for an express provision otherwise, the holidays of the place where the principal place of business of the BENEFICIARY is located, the address of which is mentioned herein, shall be taken into consideration.

The BENEFICIARY VOTORANTIM CELULOSE S/A and the INTERVENING PARTIES VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA. and HEJOASSU ADMINISTRAÇÃO S/A submitted, respectively, Tax Clearance Certificates – CND Nos. 003732008-21200228, 03982208-06001090 and 003122008-21200148, issued on November 13, 2008, December 18, 2008 and October 21, 2008, by the Brazilian Federal Revenue Office.

The pages hereof are initialed by Leonardo Thadeu de Oliveira, lawyer of BNDES, by authorization of the undersigned legal representatives.

In witness whereof, the parties sign this instrument in four (4) counterparts of same contents and for one single purpose, in the presence of the undersigned witnesses.

Rio de Janeiro, January …., 2009

By BNDES:
 NATIONAL BANK OF ECONOMIC AND SOCIAL DEVELOPMENT – BNDES

By the BENEFICIARY:
VOTORANTIM CELULOSE E PAPEL S/A
(sgd)
Paulo Prignolato
Chief Financial Officer and Investors Relations Officer
CPF: 085.379.378-60
(sgd)
Francisco Fernandes Campos Valério
Technical and Industrial Officer
CPF: 055.280.319-91

INTERVENING PARTY:

VCP – MS CELULOSE SUL MATO-GROSSENSE LTDA.
(sgd)
Francisco Fernandes Campos Valério

Technical and Industrial Officer
CPF: 065.280.319-91
(sgd)
José Guilherme Ferreira Oliveira Gomes
Identity Card: 13.091.212-8 SSP/SP
CPF: 134.404.078-02

INTERVENING GUARANTOR:

HEJOASSU ADMINISTRAÇÃO S/A
(sgd)                       (sgd)

WITNESSES:
(sgd)
Name: Paulo Henrique B. Alonso
Taxpayer Card (CPF): 254.079.748-27
(sgd)
Name: Benedito Fernando Dário
Identity Card: 20.491.481-4
Taxpayer Card (CPF): 139.382.928-73

san/mmc/textos6/voto23.doc
3/3/2009